SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM N-8A

                NOTIFICATION OF REGISTRATION FILED PURSUANT
           TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    BlackRock Municipal Income Trust III

Address of Principal Business Office (No. & Street, City,
Sate, Zip Code):

         c/o BlackRock Advisors, Inc.
         100 Bellevue Parkway
         Wilmington, Delaware 19809

Telephone Number (including area code):

         (888) 825-2257

Name and address of agent for service of process:

         Ralph L. Schlosstein
         c/o BlackRock Financial Management, Inc.
         40 East 52nd Street
         New York, New York 10022

With copies of Notices and Communications to:

         Michael K. Hoffman, Esq.
         Skadden, Arps, Slate, Meagher & Flom LLP
         Four Times Square
         New York, New York 10036


Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES      [X]               NO      [ ]


                                 SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 19th day of August, 2002.


[SEAL]

                                       BlackRock Municipal Income Trust III
                                       (REGISTRANT)


                                       By:  /s/Anne F. Ackerley
                                            ---------------------------------
                                            Anne F. Ackerley
                                            Sole Trustee


Attest:  /s/Anne F. Ackerley
         -------------------------------
         Anne F. Ackerley
         Sole Trustee